Exhibit 10.2
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into as of February 1, 2008, (the “Effective Date”) between SalesGenie.com, Inc., a Delaware corporation (the “Company”), and Mark Israelsen (the “Employee”).
     In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:
     1. Position. During the term of this Agreement, Company will employ Employee, and Employee will serve Company in the position of President of SalesGenie.com. In the event that there is a spinout of SalesGenie.com such that it is no longer a subsidiary of InfoUSA, Inc. (the “Parent”), then Employee will have the title of President and Chief Executive Officer of SalesGenie.com. Employee will initially report to Vin Gupta, the Chief Executive Officer of the Parent. Employee hereby represents and warrants to Company that Employee is free to enter into and fully perform this Agreement and the agreements referred to herein without breach or violation of any agreement or contract to which Employee is a party or by which Employee is bound.
     2. Duties. The duties and services to be performed by Employee under this Agreement are collectively referred to herein as the “Services”. Employee agrees that to the best of his ability and experience he shall at all times conscientiously perform all of the duties and obligations assigned to him under the terms of this Agreement. Employee will devote substantially all his working time and efforts to the business and affairs of the Company. At Company’s option, it will be entitled to reasonable use of Employee’s name in promotional, advertising and other materials used in the ordinary course of its business without additional compensation unless prohibited by law. Employee’s duties will include reasonable travel, including but not limited to travel to offices of Company, its Parent, subsidiaries and affiliates and current and prospective customers as is reasonably necessary and appropriate to the performance of Employee’s duties hereunder. Employee will comply with and be bound by Company’s operating policies, procedures, and practices from time to time in effect during Employee’s employment.
     3. Compensation and Benefits.
          3.1 Salary. Employee’s starting salary will be $400,000 per year. Employee’s salary shall be payable as earned at Company’s customary payroll periods in accordance with Company’s customary payroll practices. Employee’s salary shall be subject to review and adjustment in accordance with Company’ customary practices concerning salary review for similarly situated executive employees of Company or its subsidiaries.
          3.2 Additional Benefits. Employee will be eligible to participate in regular health insurance and other employee benefit plans established by the Company or, in some cases, its Parent, for the Company’s executive employees from time to time. The Company will pay for Employee’s health insurance COBRA premiums for the period from Employee’s commencement of employment with the Company until the first date that Employee is covered under the Company’s health insurance plans.

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          3.3 Annual Bonus. Employee will be eligible for an annual bonus (commencing with calendar year 2008) that is equal to $400,000 multiplied by a percentage that is equal to two times the Annual Growth Rate (as defined below). For purposes of this bonus, “Annual Growth Rate” shall mean the percentage that is determined by dividing the current year’s Imputed Revenue by the prior year’s Imputed Revenue and subtracting one (1). “Imputed Revenue” for a given year shall mean, the revenue of the Company plus the profit of the Company (or less any loss of the Company) during that year (each as computed in accordance with generally accepted accounting principles under the assumption that the Company’s Parent is paid royalties of 10%, 20% and 30% on advertising, subscription, and “per name” revenue of the Company, respectively). For purposes of the calculation in 2008, 2007’s Imputed Revenue shall be equal to $45 million.
          3.4 Additional Bonus. For so long as Employee remains employed by the Company, at the end of each of the first twelve calendar quarters of Employee’s employment, Employee will received an additional bonus of $100,000 (until Employee has received a maximum of $1,200,000 of such quarterly bonuses). The aggregate amount of such bonuses actually paid (the “Additional Bonus Amounts”) will be added to the exercise price of your option grant described below (thereby also reducing the Company’s purchase price in the event of any exercise of the Put Option or Call Option described in Section 3.6 below).
          3.5 Stock Option. As soon as reasonably practical following commencement of Employee’s employment with the Company, the Company and its Parent shall hire an independent third-party appraiser to determine the current fair market value of the Company’s Common Stock (assuming the grant of the option described in this Section). Following such determination of fair market value, Employee shall be granted under Company’s 2008 Equity Incentive Plan a stock option (the “Option”) to purchase a number of shares of Common Stock that represents 5% of the shares of the Company that will be outstanding or subject to the Option following such grant. The exercise price of the Option will be equal to the fair market value as determined by Company’s Board on the date of grant in reliance on the third party appraisal plus (on an aggregate basis) the Additional Bonus Amounts. Such Option shall become exercisable and vest over four years commencing on the first date of Employee’s employment with the Company, with no portion of the Option becoming exercisable or vesting unless and until Employee remains employed by the Company on the third anniversary of commencement of employment, at which time 75% of the shares subject to such Option would become exercisable and vest (i.e. no longer be subject to forfeiture due to termination of employment). The remaining 25% of the shares subject to such Option will become exercisable and vest if Employee remains employed by the Company on the fourth anniversary of commencement of Employee’s employment. The terms of such Option will provide that (i) in the event of a Change of Control in which such Option is not assumed or substituted by the acquiror or otherwise continued on substantially similar terms (provided that in connection with such assumption or substitution the option may become an option for other securities issued in the transaction in exchange for shares of Common Stock of the Company) (an “Option Terminating Change of Control”), then all of the shares subject to such Option will become vested and exercisable immediately prior to the consummation of such a Change in Control and the Put Option and Call Option described in Section 3.6 below will be in effect, and (ii) that if at the time of any Involuntary Termination of Employee’s employment, Section 3.6 below and the Put Option and Call Option described therein have terminated because the Parent is no longer a majority owner of the Company’s outstanding capital stock, then such Option will provide for a post-termination exercise period for up to the earlier of two (2) years from termination or such time as a public market or other liquidity exists for the Option’s underlying shares. Such Option and the shares subject to such Option will be subject to the Put Option and Call Option described in Section 3.6 below.
          3.6 Put/Call Option. As of the earliest of January 1, 2013, the date on which Employee’s employment is terminated by the Company (unless prior to the third anniversary of commencement of Employee’s employment such that the Option is entirely unvested), and an Option Terminating Change of Control, and in each case solely in the event that at such time the Company remains a majority owned subsidiary of Parent and the Company’s Common Stock is not publicly traded on an exchange, then (i) the Company and its Parent shall promptly thereafter hire, at the Company’s expense, an independent third-party appraiser to determine the current fair market value of the Company’s Common Stock as of such date, (ii) Employee will have a put option to sell to the Company the Option and any shares for which such Option has previously been exercised (the “Put Option”), and (iii) the Company shall have a call option to purchase from Employee the Option and any shares for which such Option has previously been exercised (the “Call Option”). The purchase price for either the Put Option or the Call Option with respect to each previously exercised share under the Option will be equal to the fair market value of a share of the Company’s Common Stock as determined by the independent third-party appraiser in accordance with clause (i) above and, with respect to the unexercised portion of the Option, will be equal to (a) the number of vested and unexercised shares then subject to such Option, multiplied by (b) the fair market value of a share of the Company’s Common Stock as determined by the independent third-party appraiser in accordance with clause (i) above less the then effective per share exercise price of the Option. Either the Put Option or the Call Option may be exercised by providing written notice to the Company or the Employee, as the case may be, at any time during the three month period following the determination of fair market value in accordance with clause (i) above (which determination shall be promptly communicated to the Employee upon completion). Following any such exercise of the Put Option or Call Option, the Employee agrees to take all actions reasonably necessary to effect the transfer of the Option and any previously exercised shares to the Company against delivery of the purchase price by the Company to the Employee, each within ten (10) business days of the written notice of such exercise. The provisions of this Section 3.6 shall terminate in their entirety at such time as either the Company’s Common Stock is publicly traded on an exchange or the Parent is no longer a majority owner of the Company’s outstanding capital stock.
          3.7 Expenses. Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with Company’s business, provided that such expenses are deductible to Company, are in accordance with Company’s applicable policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.
     4. Proprietary Rights. Employee hereby agrees to execute a Noncompetition, Noninterference and Confidentiality Agreement with Company in the form attached hereto as Exhibit A.
     5. Termination.
          5.1 Events of Termination. Employee’s employment with Company (or the designated subsidiary or affiliate) or a successor shall terminate immediately upon any one of the following:

               (a) Company’s determination made in good faith that it is terminating Employee for “cause” as defined under Section 5.2 below (“Termination for Cause”); or
               (b) the effective date of a written notice sent to Employee stating that Company is terminating his employment, without cause, which notice can be given by Company at any time after the Effective Date at Company’s sole discretion, for any reason or for no reason (“Termination Without Cause”);
               (c) the effective date of of a written notice sent to Company from Employee stating that Employee is electing to terminate his employment with Company for Good Reason (as defined below) (“Resignation for Good Reason”); or
               (d) the effective date of a written notice sent to Company from Employee stating that Employee is electing to terminate his employment with Company for other than Good Reason (“Voluntary Termination”).
          5.2 “Cause” Defined. For purposes of this Agreement, “cause” for Employee’s termination will exist at any time after the happening of one or more of the following events:
               (a) Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;
               (b) Employee’s gross negligence or willful misconduct that causes material harm to the Company;
               (c) An unauthorized use or disclosure by the Employee of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; or
               (d) A failure by Employee to cooperate in good faith with a governmental or internal investigation of Company or its directors, officers or employees, if Company has requested the Employee’s cooperation.
          5.3 “Good Reason” Defined. For purposes of this Agreement, “Good Reason” for Employee’s resignation means the happening of one or more of the following events:
               (a) Company changing Employee’s position from President of the Company to a position that materially reduces Employee’s overall level of authority or responsibility (provided that following a Change of Control, such overall level of authority and responsibility is measured against the business of the Company as of immediately prior to the Change of Control);
               (b) a reduction in Employee’s base salary by more than ten percent (10%);
               (c) a material breach by Company of any agreement with Employee; or

               (d) the involuntary relocation of Employee’s principal workplace to other than Utah or the San Francisco Bay Area in California; provided, however, that a “Good Reason” for resignation shall not exist unless Employee has provided written notice to Company of the circumstances allegedly constituting a “Good Reason” and Company has failed to cure such circumstances within thirty (30) days thereafter.
     6. Effect of Termination.
          6.1 Termination for Cause or Voluntary Termination. In the event of any termination of Employee’s employment pursuant to Sections 5.1(a) or 5.1(d), Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 3 through the date of termination. Employee’s rights under Company’s benefit plans of general application shall be determined under the provisions of those plans. All other compensation from and after such Termination For Cause or Voluntary Termination (including without limitation any bonus payment) shall cease (except for those benefits that must be continued pursuant to applicable law or by the terms of such benefit plans), and Employee shall not be entitled to any severance pay or other payment or compensation whatsoever upon such Termination For Cause or Voluntary Termination.
          6.2 Termination Without Cause or Resignation for Good Reason. In the event of any termination of Employee’s employment pursuant to Section 5.1(b) or Section 5.1(c),
               (a) Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 3 through the date of termination,
               (b) Company will pay Employee as a lump sum any remaining payments that would have been made pursuant to Section 3.4 above ($1.2 million less all “Additional Bonus Amounts” amounts previously paid),
               (c) Employee’s rights under Company’s benefit plans of general application after termination shall be determined under the provisions of those plans, and
               (d) for up to 12 months following such termination, Company shall continue to pay (less applicable withholding taxes and payable on Company’s normal payroll dates) Employee’s current base salary plus an amount for each payroll period equal to Employee’s annual bonus in the preceding year divided by the number of payroll periods in one year; provided that such payments will cease upon the first date that Employee commences any other full time employment. Solely for purposes of the foregoing, in the event of a Termination Without Cause or Resignation for Good Reason during the first year of your employment, the assumed prior year’s bonus will be $100,000 (25% of base salary).
          6.3 Termination Without Cause or Resignation for Good Reason Following a Change of Control. In the event of any termination of Employee’s employment pursuant to Section 5.1(b) or Section 5.1(c) in connection with or within one year following a Change of Control then, in addition to the applicable provisions of Section 6.2, all of the shares subject to the Option will immediately become vested and exercisable. For purpose of this Agreement a “Change of Control’ means the occurrence of any of the following events: (i) any sale or exchange of the capital stock by the stockholders of the Company in one transaction or series of related transactions where more than 50% of the outstanding voting power of the

Company is acquired by a person or entity or group of related persons or entities (other than Parent and its affiliates); or (ii) any reorganization, consolidation or merger of the Company (other than with Parent or its affiliates) where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent 50% of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iii) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company; or (iv) any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Parent or its affiliates becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing more than fifty percent (50%) of the voting power of the Company then outstanding; provided that in no event shall any of the following transactions constitute a “Change in Control”: (a) a distribution of shares of the Company’s capital stock to stockholders of the Parent, (b) a public offering of shares of the Company’s capital stock, or (c) a sale by Parent or the Company of shares of the Company’s capital stock to a venture capital, private equity or other primarily financial investor, or (d) any combination of the foregoing.
          6.4 Release. As a condition of receiving any of the benefits contained in Section 6.2(b), 6.2(d) or 6.3 above (the “Severance Benefits”), Employee hereby acknowledges that receipt of any such Severance Benefits shall be conditioned upon Employee’s execution of a general release in the form reasonably acceptable to the Company. Until such release is executed by Employee and delivered to the Company, Employee shall not receive any of the Severance Benefits.
          6.5 Survival. Employee’s and Company’s obligations under Sections 5 and 6 of this Agreement will survive the termination of Employee’s employment with Company. Employee’s obligations under the Noncompetition, Noninterference and Confidentiality Agreement shall survive any termination of Employee’s employment.
          6.6 Section 409A. To the extent that (i) one or more of the payments or benefits received or to be received by Employee pursuant to this Agreement would constitute deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code (“Code’, and (ii) Employee is a “specified employee” within the meaning of Code Section 409A, then such payment or benefit or portion thereof will be delayed until the earliest date following Employee’s “separation from service” within the meaning of Code Section 409A on which Company can provide such payment or benefit to Employee without Employee’s incurrence of any additional tax or interest pursuant to Code Section 409A.
     7. Miscellaneous.
          7.1 Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

          7.2 Remedies. Company and Employee acknowledge that the service to be provided by Employee is of a special, unique, unusual, extraordinary and intellectual character, which gives it peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Employee hereby consents and agrees that for any breach or violation by Employee of any of the provisions of this Agreement including, without limitation, Section 4, a restraining order and/or injunction may be issued against either of the parties, in addition to any other rights and remedies the parties may have, at law or equity, including without limitation the recovery of money damages.
          7.3 No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.
          7.4 Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. Company may assign its rights, together with its obligations hereunder, to any subsidiary, affiliate or successor of Company, or in connection with any sale, transfer or other disposition of all or substantially all the business and assets of Company or any of their respective subsidiaries or affiliates, whether by sale of stock, sale of assets, merger, consolidation or otherwise; provided, that any such assignee assumes Company’s obligations hereunder. This Agreement shall be binding upon, and inure to the benefit of, the persons or entities who are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives of the respective parties hereto.
          7.5 Withholding. All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law to be withheld by Company.
          7.6 Entire Agreement. This Agreement (and the exhibit(s) hereto) constitutes the entire and only agreement and understanding between the parties relating to employment of Employee with Company and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect to Employee’s employment; except that the Noncompetition, Noninterference and Confidentiality Agreement shall remain as an independent contract and shall remain in full force and effect according to its terms.
          7.7 Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.
          7.8 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to Company:

Telecopier:

Attention:

If to Employee:

Telecopier:

Attention:

          7.9 Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.
          7.10 Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this
          Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents, and the word “or” is used in the inclusive sense.
          7.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.
          7.12 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Nebraska, without giving effect to the principles of conflict of laws.

     IN WITNESS WHEREOF, Company and Employee have executed this Agreement as of the date first above written.

“COMPANY”	“EMPLOYEE”

FredVakili	Mark Israelsen

By: /s/ Fred Vakili	By: /s/ Mark Israelsen

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

Attachment
Exhibit A: Noncompetition, Noninterference and Confidentiality Agreement